As filed with the Securities and Exchange Commission on January 27, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Leap Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-4412575
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

47 Thorndike Street

Suite B1-1

Cambridge, MA 02141

Telephone:  (617) 714-0360

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Amended and Restated 2012 Equity Incentive Plan of Leap Therapeutics, Inc.

2016 Equity Incentive Plan of Leap Therapeutics, Inc.

Macrocure Ltd. 2013 Share Incentive Plan

Macrocure Ltd. 2008 Stock Option Plan

(Full Titles of the Plans)

Christopher K. Mirabelli, Ph.D.
Chairman, President and Chief Executive Officer
Leap Therapeutics, Inc.
47 Thorndike Street, Suite B1-1
Cambridge, MA 02141
(617) 714-0360

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Julio E. Vega, Esq.

William S. Perkins, Esq.

Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110-1726
(617) 951-8901

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (11)
Amended and Restated 2012 Equity Incentive Plan of Leap Therapeutics, Inc. (common stock, par value $0.001 per share)	1,387,204	(2)	$9.19	(3)	$12,748,404.76	(3)	$1,477.54
2016 Equity Incentive Plan of Leap Therapeutics, Inc. (common stock, par value $0.001 per share)	957,344	(4)	$9.19	(5)	$8,797,991.36	(5)	$1,019.69
Macrocure Ltd. 2013 Share Incentive Plan (common stock, par value $0.001 per share) (6)	146,653	(7)	N/A		$7,820,982.64	(8)	$906.45
Macrocure Ltd. 2008 Stock Option Plan (common stock, par value $0.001 per share) (6)	131,236	(9)	N/A		$2,097,544.31	(10)	$243.11
TOTAL:	2,622,437		N/A		N/A		$3,646.79	(12)

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that may become issuable pursuant to outstanding awards, or to awards that may be granted in the future, under any of the plans listed above by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.

(2)

Represents shares of Common Stock reserved for issuance pursuant to the exercise of outstanding stock options granted, or pursuant to stock options or other awards that may be granted in the future, under the Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”).

(3)

Calculated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of the average of the high and low prices on the NASDAQ Global Market on January 26, 2017.

(4)

Represents shares of Common Stock reserved for issuance pursuant to the exercise of outstanding stock options granted, or pursuant to stock options or other awards that may be granted in the future, under the 2016 Equity Incentive Plan (the “2016 Plan”).

(5)

Calculated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of the average of the high and low prices on the NASDAQ Global Market on January 26, 2017.

(6)

Pursuant to that certain Agreement and Plan of Merger, dated as of August 29, 2016, by and among the Registrant, Macrocure Ltd., a company formed under the laws of the State of Israel and registered under No. 514083765 with the Israeli Registrar of Companies (“Macrocure”), and M-CO Merger Sub Ltd., a company formed under the laws of the State of Israel and registered under No. 515506855 with the Israeli Registrar of Companies and a wholly-owned subsidiary of Registrant (as amended and in effect from time to time, the “Merger Agreement”), effective as of January 23, 2017, (i) M-CO Merger Sub Ltd. merged with and into Macrocure and Macrocure became a wholly-owned subsidiary of the Registrant effective (the “Merger”), and (ii) Leap assumed the Macrocure 2013 Share Incentive Plan (the “2013 Plan”), the Macrocure 2008 Stock Option Plan (the “2008 Plan”) and all stock options outstanding under each of the 2013 Plan and the 2008 Plan immediately prior to the consummation of the Merger. By virtue of the terms of the Merger Agreement and the 2013 Plan or the 2008 Plan, as applicable, each stock option outstanding under the 2013 Plan or the 2008 Plan, as applicable, immediately prior to the consummation of the Merger was automatically converted, into a stock option exercisable for shares of Registrant’s common stock calculated based on the exchange ratio used to convert outstanding Macrocure ordinary shares into shares of Registrant’s common stock pursuant to the Merger and the Merger Agreement (the “Exchange Ratio”), and the exercise price per share of such outstanding stock option was appropriately adjusted automatically to reflect the Exchange Ratio.

(7)

Represents shares of Common Stock reserved for issuance pursuant to the exercise of stock options granted under the 2013 Plan that were outstanding immediately prior to the consummation of the Merger and that were, immediately prior to the consummation of the Merger, automatically converted, into a stock option exercisable for shares of Registrant’s common stock calculated based on the exchange ratio used to convert outstanding Macrocure ordinary shares into shares of Registrant’s common stock pursuant to the Merger and the Merger Agreement.

(8)

Calculated in accordance with Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of the price at which the options subject to the 2013 Plan may be exercised.

(9)

Represents shares of Common Stock reserved for issuance pursuant to the exercise of stock options granted under the 2008 Plan that were outstanding immediately prior to the consummation of the Merger and that were, immediately prior to the consummation of the Merger, automatically converted, into a stock option exercisable for shares of Registrant’s common stock calculated based on the exchange ratio used to convert outstanding Macrocure ordinary shares into shares of Registrant’s common stock pursuant to the Merger and the Merger Agreement.

(10)

Calculated in accordance with Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of the price at which the options subject to the 2008 Plan may be exercised.

(11)	The current fee rate is $115.90 per $1,000,000. Therefore, the fee is calculated by multiplying the aggregate offering amount by 0.0001159.
(12)	The Registrant previously paid $566.08 of this total amount to the Securities and Exchange Commission.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8.

The documents containing the information specified in Part I will be delivered to the participants of the 2012 Plan and 2016 Plan and the assumed 2008 Plan and 2013 Plan as required by Rule 428(b).

PART II

Information Required in the Registration Statement

Item 3.         Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)         The Registrant’s prospectus filed with the Commission on November 23, 2016 pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form S-4 (File No. 333-213794) that contains audited financial statements for the Registrant for the latest fiscal period for which such statements have been filed;

(b)         The Registrant’s Current Report on Form 8-K filed with the Commission on January 26, 2017 (File No. 001-37990);

(c)          The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37990 filed with the Commission on January 20, 2017 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

The validity of the Common Stock offered under this registration statement will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Boston, Massachusetts. Morgan, Lewis & Bockius LLP does not have a substantial interest, direct or indirect, in the Company.

Item 6.         Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.

Our Third Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), each of which will become effective upon consummation of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. The Bylaws further provide that the Registrant shall indemnify any Indemnitee pursuant to the provisions described in the immediately foregoing paragraph who has been successful on the merits or otherwise in the defense of any action, suit or proceeding, any claim, issue or matter therein or on appeal from any such action suit or proceeding. The Registrant will advance expenses incurred by an indemnitee who is a party or is otherwise involved in a proceeding, action, suit, or investigation or appeal therefrom in advance of the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it is ultimately determined by final judicial decision that such person is not entitled to indemnification, that the Indemnitee did not act in good faith and in a manner reasonably believed to be in the best interests or not opposed to the Registrant, or with respect to any criminal action, indemnitee had reasonable cause to believe his or her conduct was unlawful. The Registrant will not indemnify an indemnitee to the extent such indemnitee is reimbursed from proceeds of insurance.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•                  transaction from which the director derives an improper personal benefit;

•                  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  unlawful payment of dividends or redemption of shares; or

•                  breach of a director’s duty of loyalty to the corporation or its stockholders.

Our Third Amended and Restated Certificate of Incorporation includes such a provision.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, would require the Registrant to indemnify each director and officer to the fullest extent permitted by the DGCL, the Charter and the ByLaws, for expenses such as, among other things, attorneys’ fees, judgments, fines, and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in the Registrant’s right, arising out of the person’s services as its director or executive officer or as the director or executive officer of any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the Registrant’s request. At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification. The Registrant also maintains directors’ and officers’ liability insurance.

The Commission has taken the position that personal liability of directors for violation of the federal securities laws cannot be limited and that indemnification by the Registrant for any such violation is unenforceable. The limitation of liability and indemnification provisions in the Charter and ByLaws may discourage stockholders from bringing a lawsuit against the Registrant’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

The foregoing summaries are necessarily subject to the complete text of the DGCL, the Charter, the Bylaws and the indemnification agreements with each of the Registrant’s directors and executive officers referred to above and are qualified in their entirety by reference thereto.

See also the undertakings set forth in response to Item 9 hereof.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit
Number	Exhibit Description
3.1*

Third Amended and Restated Certificate of Incorporation of Leap Therapeutics, Inc. (filed as Exhibit 3.1 to the Registrant’s current report on Form 8-K (File No. 001-37990) as filed on January 26, 2017).

3.2*

Amended and Restated By-laws of Leap Therapeutics, Inc. (filed as Exhibit 3.4 to the Registrant’s registration statement on Form S-4 (File No. 333-213794) as filed on September 26, 2016 and attached as Annex D to the prospectus which forms part of such registration statement).

4.1*	Form of Common Stock Certificate of the Registrant (filed as Exhibit 4.1 to Amendment No. 2 to the Registrant’s registration statement on Form S-4 (File No. 333-213794) as filed on November 16, 2016).

5.1**	Opinion of Morgan, Lewis & Bockius LLP.

10.1**	Leap Therapeutics, Inc. Amended and Restated 2012 Equity Incentive Plan

10.2**	Leap Therapeutics, Inc. 2016 Equity Incentive Plan

10.3**	Summary English Translation of Macrocure 2008 Stock Option Plan

10.4**	Macrocure 2013 Share Incentive Plan

10.5**	Amendment No. 1 to Macrocure 2013 Share Incentive Plan

23.1**	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

23.3**	Consent of Somekh Chaikin, Certified Public Accountants (Isr.), a Member Firm of KPMG International

24.1**	Powers of Attorney (included on the signature page of this Form S-8).

* Incorporated by reference.

** Filed herewith.

Item 9.         Undertakings

(a)                                 The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts on January 27, 2017.

LEAP THERAPEUTICS, INC.

By:	/s/ Christopher K. Mirabelli
Name:	Christopher K. Mirabelli
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher K. Mirabelli, Augustine E. Lawlor and Douglas E. Onsi, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher K. Mirabelli	Chief Executive Officer, President and Chairman of the Board	January 27, 2017
Christopher Mirabelli	(Principal Executive Officer)

/s/ Douglas E. Onsi	Chief Financial Officer, General Counsel, Treasurer and Secretary	January 27, 2017
Douglas E. Onsi	(Principal Financial and Accounting Officer)

/s/ James Cavanaugh	Director	January 27, 2017
James Cavanaugh

/s/ John Littlechild	Director	January 27, 2017
John Littlechild

/s/ Thomas Dietz	Director	January 27, 2017
Thomas Dietz

/s/ William Li	Director	January 27, 2017
William Li

/s/ Nissim Mashiach	Director	January 27, 2017
Nissim Mashiach

/s/ Joseph Loscalzo	Director	January 27, 2017
Joseph Loscalzo

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
3.1*

Third Amended and Restated Certificate of Incorporation of Leap Therapeutics, Inc. (filed as Exhibit 3.1 to the Registrant’s current report on Form 8-K (File No. 001-37990) as filed on January 26, 2017).

3.2*

Amended and Restated By-laws of Leap Therapeutics, Inc. (filed as Exhibit 3.4 to the Registrant’s registration statement on Form S-4 (File No. 333-213794) as filed on September 26, 2016 and attached as Annex D to the prospectus which forms part of such registration statement).

4.1*	Form of Common Stock Certificate of the Registrant (filed as Exhibit 4.1 to Amendment No. 2 to the Registrant’s registration statement on Form S-4 (File No. 333-213794) as filed on November 16, 2016).

5.1**	Opinion of Morgan, Lewis & Bockius LLP.

10.1**	Leap Therapeutics, Inc. Amended and Restated 2012 Equity Incentive Plan

10.2**	Leap Therapeutics, Inc. 2016 Equity Incentive Plan

10.3**	Summary English Translation of Macrocure 2008 Stock Option Plan

10.4**	Macrocure 2013 Share Incentive Plan

10.5**	Amendment No. 1 to Macrocure 2013 Share Incentive Plan

23.1**	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

23.3**	Consent of Somekh Chaikin, Certified Public Accountants (Isr.), a Member Firm of KPMG International

24.1**	Powers of Attorney (included on the signature page of this Form S-8).

* Incorporated by reference.

** Filed herewith.